Filed Pursuant to Rule 433

Registration No. 333-228364-19

DRIVE 2021-3 – Final Pricing Details (ext)

$873.44mm Offered Subprime Auto ABS Offering

Lead Managers: BMO (str), Barclays and Wells Fargo

Co-Managers: Academy Securities, Loop Capital Markets and Santander

DE&I Coordinator: BMO

DE&I Co-Managers: Academy Securities, Loop Capital Markets

Class	Size ($mm)	DBRS / Moody’s	WAL*	BENCH	Sprd	Yld	Cpn	$px

A-1	208.800	R-1 (h)/P-1	0.19	IntL	+	*Retained*
A-2	391.700	AAA/Aaa	0.76	EDSF	+ 26	0.528	0.52	99.99440
A-3	161.670	AAA/Aaa	1.55	EDSF	+ 23	0.801	0.79	99.98512
B	152.470	AA/Aa1	2.07	Swaps	+ 35	1.113	1.11	99.99913
C	167.600	A (h)/Aa3	2.66	Swaps	+ 55	1.484	1.47	99.97543
D	194.420	BBB (h)/Baa3	3.44	Swaps	+	*Retained*

*1.75% ABS CPR to 10% Call

Anticipated Timing

Closing: November 17th, 2021

The Seller has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Seller has filed with the SEC for more complete information about the Seller, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Seller, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-864-7760.